Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the registration statement (Form S-3) of Temple-Inland Inc. dated December 5, 2008 and to the incorporation by reference therein of our reports dated February 25, 2008 with respect to the consolidated financial statements of Temple-Inland Inc. included in its Annual Report (Form 10-K) for the year ended December 29, 2007, and the effectiveness of internal control over financial reporting of Temple-Inland Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Austin, Texas December 5, 2008